Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-270281, 333-264837, 333-255981, and 333-232528) on Form S-8 of our reports dated March 1, 2024, with respect to the financial statements of The RealReal, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
March 1, 2024